Exhibit 4.3

WARRANT AGREEMENT

WARRANT AGREEMENT (this “Agreement”), dated as of August 30, 2016, between Foresight Energy LP, a Delaware limited partnership (the “Partnership”), American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Warrant Agent”).

W I T N E S S E T H

WHEREAS, the Partnership desires to issue warrants (“Warrants”) entitling the holder or holders thereof to purchase common units, each representing a limited partner interest in the Partnership (the “Common Units”), upon the terms and subject to the conditions set forth in the form of Warrant Certificate attached hereto as Exhibit A (the “Warrant Certificate”); and

WHEREAS, the Partnership desires the Warrant Agent to act on behalf of the Partnership, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Partnership hereby appoints the Warrant Agent to act as agent for the Partnership in accordance with the terms and conditions hereof, and the Warrant Agent hereby accepts such appointment. The Partnership may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.

Section 3. Warrant Statements; Warrant Certificates. The Warrants shall be issued by book-entry registration on the books of the Warrant Agent and the issuance thereof shall be confirmed by statements delivered by the Warrant Agent from time to time, including within five (5) days of the initial issuance thereof, to the Holders reflecting such book-entry position; provided, however, that, at the request of any Holder, the Warrants held by such Holder shall be evidenced by Warrant Certificates which shall be in the form of Exhibit A attached hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Partnership may deem appropriate and as are not inconsistent with the provisions of this Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto.

Section 4. Signature; Registration. The Warrant Certificates shall be executed on behalf of the Partnership by its, or its general partner’s, chief executive officer, chief financial officer, treasurer or assistant treasurer or secretary or assistant secretary, either manually or by facsimile signature. In case any officer of the Partnership or its general partner who shall have signed any of the Warrant Certificates shall cease to be such officer of the Partnership or its general partner before issuance and delivery by the Partnership, such Warrant Certificates, nevertheless, may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Partnership or its general partner; and any Warrant Certificate may be signed on behalf of the Partnership by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Partnership or its general partner to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at its offices or at the office of one of its agents, books for registration and transfer of the Warrant Certificates issued hereunder, or dematerialized evidence of beneficial ownership of such Warrants for any Warrants issued by book-entry registration on the books of the Warrant Agent. Such books shall show the names and addresses of the respective Holders of the Warrants and the number of Warrants beneficially owned by each respective Holder.

Section 8 of the Warrant Certificate is incorporated herein by reference.

Section 5. Exercise of Warrants. The Warrants shall be exercisable on the terms and according to the procedures as set forth in the Warrant Certificate. Such terms and procedures set forth therein are incorporated herein by reference. In the event of a Holder electing to exercise a Warrant by Cashless Exercise, the Partnership shall calculate and promptly transmit to the Warrant Agent, and the Warrant Agent shall have no obligation under this Section 5 to calculate, the number of Common Units to be issued. Such notification shall be made as promptly as practicable following (but in no event later than five (5) Business Days following) receipt by the Partnership of such Holder’s Warrant Exercise Documentation.

Section 6. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer or exchange shall, if surrendered to the Partnership or to any of its agents, be delivered to the Warrant Agent for cancellation or in cancelled form, or, if surrendered to the Warrant Agent, shall be cancelled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of the Warrant Certificate. The Partnership shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Partnership otherwise than upon the exercise thereof. Subject to the requirements of applicable law regarding the retention of cancelled securities, and in particular but not by way of limitation, Rule 17Ad-6 and 17Ad-7 of the Securities Exchange Act of 1934, as amended, the Warrant Agent shall deliver all cancelled Warrant Certificates to the Partnership, or shall, at the written request of the Partnership, destroy such cancelled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Partnership.

Section 7. Certain Representations; Reservation and Availability of Common Units;

(a) This Agreement has been duly authorized, executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with its terms, and the Warrants have been duly authorized, and once executed and issued by the Partnership, shall constitute valid and legally binding obligations of the Partnership enforceable against the Partnership in accordance with their terms and entitled to the benefits hereof; in each case, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The Warrant Agent will create one or more special accounts for the issuance of Common Units to be issued upon the exercise of Warrants.

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Section 8. Adjustments. The Exercise Price and the Number Issuable are subject to adjustment from time to time as provided in Section 2 of the Warrant Certificate. Such terms and procedures set forth therein are incorporated herein by reference.

Section 9. Certification of Number of Common Units. Whenever the Number Issuable and/or Exercise Price is adjusted as provided in Section 2 of the Warrant Certificate, the Partnership shall promptly deliver to the Warrant Agent and the transfer agent for the Common Units a copy of the notice and certificate that the Partnership is required to deliver to the registered holder of Warrants pursuant to the Warrant Certificate. The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such notice or certificate relating either to the kind or amount of securities or other property receivable upon exercise of Warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such notice or certificate. The provisions of this Section 9 shall similarly apply to successive Transactions.

Section 10. Concerning the Warrant Agent. The Partnership shall pay fees for the services rendered by the Warrant Agent hereunder as set forth in the proposal attached hereto as Exhibit B. The Warrant Agent shall also be entitled to receive from time to time, on demand of the Warrant Agent, its reasonable and documented expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

The Partnership also covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, the Warrant Agent’s refusal or failure to comply with the terms of this Agreement, or which result from or arise out of the Warrant Agent’s gross negligence, bad faith, or willful misconduct.

Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Partnership, promptly notify the Partnership thereof in writing. The Partnership shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 10, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Warrant Agent, and all reasonable costs and expenses, including, but not limited to, reasonable and documented counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

The Warrant Agent shall be responsible for and shall indemnify and hold the Partnership harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the Warrant Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Warrant Agent’s gross negligence, bad faith or willful misconduct or which arise out of the breach of any representation or warranty of the Warrant Agent hereunder, for which the Warrant Agent is not entitled to indemnification under this Agreement;

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provided, however, that the Warrant Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Partnership to the Warrant Agent as fees and charges.

Promptly after the receipt by the Partnership of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Partnership shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing. The Warrant Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 10, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Partnership, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

Section 11. Purchase or Consolidation or Change of Name of Warrant Agent. Any entity into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any entity succeeding to the trust business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 13.

Section 12. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Partnership shall be bound:

(a) The Warrant Agent may consult with legal counsel (who, with the permission of the Partnership, may be legal counsel for the Partnership), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b) Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Partnership prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the chief executive officer, chief financial officer, treasurer or assistant treasurer or secretary or assistant secretary of the Partnership or its general partner and delivered to the Warrant Agent; and such certificate shall be full authentication and authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c) The Warrant Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct or its refusal or failure to comply with the terms of this Agreement, pursuant to Section 10 above.

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(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Partnership only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate; nor shall it be responsible for any breach by the Partnership of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price and/or the Number Issuable required under the provisions of Section 2 of the Warrant Certificate or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price and/or the Number Issuable); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Units to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any Common Units will, when issued, be duly authorized, validly issued and fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act).

(f) The Partnership agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the chief executive officer, chief financial officer, general counsel, treasurer or assistant treasurer or secretary or assistant secretary of the Partnership or its general partner, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be fully indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct.

(h) Under the terms of this Agreement, the Warrant Agent and any equity holder, director, officer or employee of the Warrant Agent may become pecuniarily interested in any transaction in which the Partnership may be interested, or contract with or lend money to the Partnership or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Partnership or for any other legal entity.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Partnership resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

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Section 13. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Partnership and to each transfer agent of the Common Units by registered or certified mail, and to the holders of the Warrants by first-class mail. The Partnership may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Units by registered or certified mail, and to the holders of the Warrants by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Partnership shall appoint a successor to the Warrant Agent. If the Partnership shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant, then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Partnership or by such a court, shall be an entity organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Partnership shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Units, and mail a notice thereof in writing to the registered holders of the Warrants. However, failure to give any notice provided for in this Section 13, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 14. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Partnership may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by the board of directors of the Partnership’s general partner to reflect any adjustment or change in the Exercise Price and the number or kind or class of equity interests or other securities or property purchasable under the several Warrant Certificates to the extent any such adjustment or change is made in accordance with the terms of the Warrant Certificates.

Section 15. Holders of Warrants Not Deemed an Equityholder. Except as otherwise expressly provided in the Warrant Certificate, the Partnership Agreement or as required by applicable law, no holder, as such, of any Warrant shall be entitled to vote, receive dividends or distributions on, or be deemed for any purpose the holder of Common Units or any other securities of the Partnership which may at any time be issuable on the exercise of such Warrants, nor shall anything contained herein or in any Warrant Certificate be construed to confer upon the holder of any Warrant, as such, any of the rights of an equityholder of the Partnership or any right to vote for the election of directors or upon any matter submitted to equityholders at any meeting thereof, or to give or withhold consent to any limited partnership action, or to receive notice of meetings or other actions affecting equityholders, or to receive dividends or distributions or subscription rights, or otherwise, until such Warrants shall have been exercised in accordance with the provisions thereof.

Section 16. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the holder of any Warrant to or on the Partnership, (ii) subject to

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the provisions of Section 13, by the Partnership or by the holder of any Warrant to or on the Warrant Agent or (iii) by the Partnership or the Warrant Agent to the holder of any Warrant, shall be deemed given and received (a) when delivered by hand, if personally delivered; (b) one Business Day following the date delivered to a courier with overnight delivery requested, if delivered by a recognized commercial overnight courier service guaranteeing next Business Day delivery; and (c) three Business Days after being deposited in the mail, postage prepaid, if mailed, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Partnership, to:

Foresight Energy LP

211 North Broadway, Suite 2600

Saint Louis, MO 63102

Attn: General Counsel

(b) If to the Warrant Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Kathy O’Kane

(c) If to the holder of any Warrant, to the address of such holder as shown on the registry books of the Partnership. Any notice required to be delivered by the Partnership to the registered holder of any Warrant may be given by the Warrant Agent on behalf of the Partnership.

Section 17. Supplements and Amendments.

(a) The Partnership and the Warrant Agent may from time to time agree to supplement or amend this Agreement without the approval of any holders of Warrants in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Partnership and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrants or be inconsistent with the terms of the Warrants (it being understood that any amendment or supplement to this Agreement that increases the Exercise Price or decreases the Number Issuable shall be deemed to adversely affect the interests of the holders of Warrants).

(b) In addition to the foregoing, with the consent of holders of not less than 66 2/3% of the issued and outstanding Warrants, the Partnership and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the holders of the Warrants; provided, that any Warrants held by the Partnership, any subsidiaries of the Partnership, the general partner of the Partnership, any of the members of the general partner of the Partnership or any affiliates of any of the foregoing (other than any such affiliate that may be deemed to be such an affiliate solely as a result of holding Exchangeable PIK Notes) shall be disregarded from the determination as to whether the requisite holders of Warrants have consented to any such modification.

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Section 18. Successors. All covenants and provisions of this Agreement by or for the benefit of the Partnership or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 19. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Partnership, the Warrant Agent and the holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Partnership, the Warrant Agent and the holders of Warrants.

Section 20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 21. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 22. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 23. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FORESIGHT ENERGY LP
By Foresight Energy GP LLC, its general partner

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President & Chief Executive Officer

[Signature Page to Warrant Agreement]

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Executive Director

[Signature Page to Warrant Agreement]

Exhibit A

Form of Warrant Certificate

THE WARRANT(S) EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN, AND THE SECURITIES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF WARRANT(S) EVIDENCED BY THIS CERTIFICATE (THE “WARRANT SECURITIES,” AND TOGETHER WITH THIS WARRANT, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NONE OF THE SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT CERTIFICATE MUST BE SURRENDERED TO THE PARTNERSHIP OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF WARRANT(S) EVIDENCED BY THIS CERTIFICATE OR ANY INTEREST IN ANY OF THE WARRANT SECURITIES.

THE WARRANT SECURITIES WILL ONLY BE DEPOSITED WITH OR ON BEHALF OF THE DEPOSITORY TRUST COMPANY (“DTC”) FOLLOWING A DETERMINATION BY FORESIGHT ENERGY GP LLC THAT SUCH WARRANT SECURITIES HAVE LIKE INTRINSIC ECONOMIC AND UNITED STATES FEDERAL INCOME TAX CHARACTERISTICS, IN ALL MATERIAL RESPECTS, TO THE INTRINSIC ECONOMIC AND UNITED STATES FEDERAL INCOME TAX CHARACTERISTICS OF THE COMMON UNITS THEN HELD THROUGH DTC.

WARRANT NO.

WARRANT

TO PURCHASE COMMON UNITS

OF

FORESIGHT ENERGY LP

This warrant certificate (this “Warrant Certificate”) certifies that [warrant holder] or its registered assigns (the “Holder”), is the owner of [            ] warrants (“Warrants”), each of which entitles the Holder to purchase from FORESIGHT ENERGY LP, a Delaware limited partnership (the “Partnership”), a number of duly authorized, validly issued and fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware Limited Partnership Act (the “Delaware LP Act”)) Common Unit(s) equal to the Number Issuable (as defined below) (subject to adjustment in Section 2), at any time or from time to time during the Exercise Period (as defined below), at an exercise price of $0.8928 per Common Unit (subject to adjustment in Section 2, the “Exercise Price”), all on the terms and subject to the conditions hereinafter set forth.

The Number Issuable is subject to adjustment from time to time pursuant to the provisions of Section 2 of this Warrant Certificate.

Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 11 hereof.

Section 1. Exercise of Warrant. Subject to the last paragraph of this Section 1, the Warrants evidenced hereby may be exercised, in whole or in part, by the Holder at any time or from time to time during the period commencing on the Redemption/Purchase Date and ending at 5:00 p.m., New York City time, on the date immediately preceding the tenth anniversary of the Redemption/Purchase Date (the “Exercise Period”), upon delivery to the Partnership at the registered office of the Partnership set forth in Section 12, of: (a) only if an original counterpart of this Warrant Certificate is actually physically delivered to the Holder, this Warrant Certificate or any affidavit of loss (accompanied by any indemnity, medallion guarantee or other undertaking or assurance reasonably requested from the Holder by the Partnership, its Transfer Agent or its warrant agent, as the case may be) if the Holder does not have possession of this Warrant Certificate at the time of exercise, (b) a written notice stating that the Holder elects to exercise all or a specified number of Warrants evidenced hereby in accordance with the provisions of this Section 1 and specifying the name or names in which the Holder wishes the Common Units to be issued (including, if certificated, the certificate or certificates for Common Units to be issued) and (c) payment of the Exercise Price for the Common Units issuable upon exercise of such Warrants. Such Exercise Price shall be payable (i) by wire transfer or a certified or official bank check payable to the order of the Partnership or (ii) by electing (and without the payment of the Exercise Price in cash) that the Partnership deduct from the number of Common Units otherwise to be delivered to the Holder upon exercise of the Warrants a number of Common Units equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid by (y) the Market Price of one Common Unit on the Business Day which immediately precedes the day of exercise of the Warrants. An exercise of a Warrant in accordance with clause (ii) of the immediately preceding sentence is herein referred to as a “Cashless Exercise” and the Holder shall specify in the written notice provided pursuant to this Section 1 that it is electing to make a Cashless Exercise. The documentation and consideration, if any, delivered in accordance with subsections (a), (b) and (c) of this paragraph are collectively referred to herein as the “Warrant Exercise Documentation.” For the avoidance of doubt, if the Note Redemption does not occur on or prior to October 3, 2017, the Warrants shall not become exercisable, shall have no value (except as contemplated pursuant to Section 2(b)) and shall be surrendered to the Partnership promptly thereafter. No consideration shall be required to be paid by the Partnership or its Affiliates in exchange for such surrender.

As promptly as practicable, and in any event within five Business Days after receipt of the Warrant Exercise Documentation, the Partnership shall: (a) (i) to the extent that the Partnership’s transfer agent (the “Transfer Agent”) is participating in The Depositary Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder of the Warrants, credit such aggregate number of Common Units to which such Holder is entitled pursuant to such exercise to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, deliver or cause to be delivered, the certificates, if certificated, or if not certificated then in book-entry form at the Transfer Agent, representing the number of validly issued and fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act) Common Units properly specified in the Warrant Exercise Documentation, (b) if applicable, deliver or cause to be delivered cash in lieu of any fraction of a Common Unit, as hereinafter provided, and (c) if less than the full number of Warrants evidenced hereby are being exercised, deliver or cause to be delivered, a new warrant certificate or certificates, of like tenor, for the number of Warrants evidenced by this Warrant Certificate, less the number of Warrants then being exercised. Such exercise shall be deemed to have been made at the close of business on the date of delivery of all of the Warrant Exercise Documentation to the Partnership so that, to the extent permitted by applicable law, the Person entitled to receive Common Units upon such exercise shall be treated for all purposes as having become the record holder of such Common Units at such time. Any exercise of the Warrants evidenced hereby may be conditioned upon the occurrence of an event or transaction that is specified in a written notice of exercise provided by or on behalf of the Holder pursuant to this Section 1, provided that such conditional exercise is only permitted with respect to events for which notice was required to be provided to the Holder by or on behalf of the Partnership pursuant to Section 3 hereof. Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Partnership pursuant to Section 3 hereof (if such a notice was provided).

The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any Common Units issuable upon the exercise of the Warrants evidenced hereby. The Partnership shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any Common Units in any name other than that of the Holder.

In connection with the exercise of any Warrants evidenced hereby, no fractions of Common Units shall be issued, but in lieu thereof the Partnership shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a Common Unit on the Business Day which immediately precedes the day of exercise. If more than one such Warrant shall be exercised by the Holder thereof at the same time, the number of full Common Units issuable on such exercise shall be computed on the basis of the total number of Warrants so exercised.

Section 2. Adjustments.

(a) Adjustment of Number Issuable and/or Exercise Price. The Number Issuable and/or the Exercise Price shall be subject to adjustment from time to time as follows:

(i) In case the Partnership shall at any time or from time to time after the Issue Date:

(A) pay a dividend or make a distribution on the outstanding Common Units in Common Units;

(B) effect a forward split or subdivision of the outstanding Common Units into a larger number of Common Units; or

(C) effect a reverse split or combination of the outstanding Common Units into a smaller number of Common Units;

then, and in each such case of any of the events described in clauses (A) through (C) above, (I) the Exercise Price shall be adjusted to be equal to the product of (x) the Exercise Price immediately prior to the occurrence of such event and (y) a fraction (1) the numerator of which is the number of Common Units outstanding as of immediately prior to the occurrence of such event and (2) the denominator of which is the number of Common Units outstanding immediately after the occurrence of such event, and (II) the Number Issuable in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Partnership to effect such adjustment) so that the number of Common Units issuable upon exercise of a Warrant immediately after the occurrence of any such event shall equal the number of Common Units obtained by multiplying (x) the Number Issuable immediately prior to the occurrence of such event by (y) a fraction (1) the numerator of which is the Exercise Price immediately prior to the adjustment in Section 2(a)(i)(I) above and (2) the denominator of which is the Exercise Price immediately after the adjustment in Section 2(a)(i)(I) above. An adjustment made pursuant to this Section 2(a)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Units entitled to receive such dividend or distribution, or (y) in the case of any such split, subdivision or combination, to the close of business on the date upon which such action becomes effective. Notwithstanding the foregoing, no adjustment to the Number Issuable shall be made pursuant to this Section 2(a)(i) for any event described in this Section 2(a)(i) that occurs prior to the Redemption/Purchase Date; provided, however, that, the Exercise Price shall adjust for any event described in this Section 2(a)(i) that occurs prior to the Redemption/Purchase Date.

(ii) In case the Partnership shall at any time or from time to time after the Issue Date distribute to any holder of Common Units (including any such distribution made in connection with a consolidation or merger in which the Partnership is the resulting or surviving entity and the Common Units are not changed or exchanged) cash, evidences of indebtedness of the Partnership or another issuer, securities of the Partnership or another issuer or other assets or property (excluding: (i) dividends or other distributions of Common Units for which adjustment is made under Section 2(a)(i); (ii) cash distributions made to the holders of Common Units to enable such holders to pay taxes incurred by such holders as a result of allocations to such holders of items of income and gain arising from the operations of the Partnership and its subsidiaries and (iii) for the avoidance of doubt, any rights offering made to the holders of Partnership Units (other than Reserves, Michael J. Beyer or Murray or any of their respective Affiliates) in connection with the Note Redemption) or rights, options, securities or warrants to subscribe for or purchase securities of the Partnership or another issuer (excluding: (i) those in respect of which an adjustment in the Number Issuable is made pursuant to Section 2(a)(i) or Section 2(a)(iv); and (ii) for the avoidance of doubt, any rights offering made to the holders of Partnership Units (other than Reserves, Michael J. Beyer or Murray or any of their respective Affiliates) in connection with the Note Redemption) (each, a “Distribution”), then, and in each such case, (I) the Exercise Price shall be decreased to the Exercise Price determined by multiplying (x) the Exercise Price in effect immediately prior to the Distribution by (y) a fraction, (1) the numerator of which is an amount equal to (A) the Market Price of a Common Unit on the second Business Day preceding the first date on which the Common Units trade regular way without the right to receive such Distribution minus (B) the Fair Market Value of the Distribution (determined as of the date of such Distribution) applicable to one Common Unit and (2) the denominator of which is the Market Price of a Common Unit on the second Business Day preceding the first date on which the Common Units trade regular way without the right to receive such Distribution; and (II) the Number Issuable in effect immediately prior to such Distribution shall be increased (and any other appropriate actions shall be taken by the Partnership to effect such increase) so that the number of Common Units issuable upon exercise of a Warrant immediately after such Distribution shall equal the number of Common Units obtained by dividing (x) the number of Common Units issuable upon exercise of a Warrant immediately prior to such Distribution by (y) the fraction described in Section 2(a)(ii)(I)(y) above. Such adjustment shall be made whenever any such Distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of unitholders entitled to receive such Distribution.

(iii) In case the Partnership shall at any time or from time to time after the Issue Date make any payment or distribution in respect of any tender offer or exchange offer for Common Units where the Fair Market Value of the consideration per Common Unit when paid by the Partnership exceeds the Market Price of a Common Unit acquired in such tender offer or exchange offer as of the Business Day immediately preceding the first public announcement of the tender offer or exchange offer (the aggregate excess amount for all Common Units acquired in such tender offer or exchange offer, the “Excess Tender Amount”) (excluding a tender offer or exchange offer to effect the Note Redemption), then, and in each such case, (I) the Exercise Price to be in effect after the tender offer or exchange offer expires shall be decreased to the Exercise Price determined by multiplying (x) the Exercise Price in effect immediately prior to the close of business on the expiration date of the tender offer or exchange offer (the “Offer Expiration Date”) by (y) a fraction, (1) the numerator of which is (A) the Market Price of a Common Unit on the Business Day immediately preceding the first public announcement of the tender offer or exchange offer, minus (B) the Excess Tender Amount divided by the number of Common Units outstanding immediately after the expiration of the tender offer or exchange offer (after giving effect to the purchase or exchange of Common Units), and (2) the denominator of which is the Market Price of a Common Unit on the Business Day immediately preceding the first public announcement of the tender offer or exchange offer; and (II) the Number Issuable shall be increased (and any other appropriate actions shall be taken by the Partnership to effect such increase) so that the number of Common Units issuable upon exercise of a Warrant immediately after the occurrence of such exchange offer or tender offer shall equal the number of Common Units obtained by dividing (x) the number of Common Units issuable upon exercise of a Warrant immediately prior to the close of business on the Offer Expiration Date by (y) a fraction, the numerator of which shall be the Exercise Price in effect immediately after such adjustment and the denominator of which shall be the Exercise Price in effect immediately before such adjustment. Such adjustment shall be made whenever any such exchange offer or tender offer is consummated.

(iv) In case the Partnership shall at any time or from time to time after the Issue Date distribute to all holders of Common Units any rights, options or warrants entitling them to purchase, for a period of not more than sixty (60) days after the first date on which the Common Units trade regular way without the right to receive such distribution (such date, the “Ex-Dividend Date”), Common Units for less than the Market Price of Common Units on the Business Day immediately preceding the first public announcement of such distribution, then, and in each such case, (I) the Exercise Price shall be decreased to the Exercise Price determined by multiplying (x) the Exercise Price in effect immediately prior to the close of business on the Ex-Dividend Date, by (y) a fraction, (1) the numerator of which is (A) the number of Common Units outstanding immediately prior to the open of business on the Ex-Dividend Date plus (B) the number of Common Units equal to the quotient obtained by dividing the aggregate exercise price payable to exercise all such rights, options or warrants by the Market Price of a Common Unit on the Business Day immediately preceding the first public announcement of such distribution, and (2) the denominator of which is (A) the number of Common Units outstanding immediately prior to the open of business on the Ex-Dividend Date plus (B) the number of Common Units issuable pursuant to such rights, options or warrants, and (II) the Number Issuable shall be increased (and any other appropriate actions shall be taken by the Partnership to effect such increase) so that the number of Common Units issuable upon exercise of a Warrant immediately after the occurrence of such distribution shall equal the number of Common Units obtained by dividing (x) the number of Common Units issuable upon exercise of a Warrant immediately prior to the close of business on the Ex-Dividend Date by (y) a fraction, the numerator of which shall be the Exercise Price in effect immediately after such adjustment and the denominator of which shall be the Exercise Price in effect immediately before such adjustment. Such adjustment shall be made whenever any such distribution is consummated.

(v) Notwithstanding anything herein to the contrary, no adjustment under this Section 2(a) need be made to the Number Issuable unless such adjustment would require an increase or decrease of at least 1% of the Number Issuable then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Number Issuable. Any adjustment to the Number Issuable carried forward and not theretofore made shall be made immediately prior to the exercise of any Warrants pursuant hereto or any adjustment or redemption of any Warrants pursuant to Section 2(b).

(vi) The Partnership shall deliver to the Holder promptly following the occurrence of any event or the consummation of any transaction which would result in an increase or decrease in the Number Issuable and/or Exercise Price pursuant to this Section 2(a) a notice thereof, together with a certificate, signed by the chief executive officer, the chief financial officer, the treasurer or an assistant treasurer or the secretary or an assistant secretary of the General Partner, setting forth in reasonable detail the event or transaction requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Number Issuable and Exercise Price then in effect following such adjustment; provided, however, that with respect to any notice that relates to an event or transaction that occurs prior to the Redemption/Purchase Date, such notice need not specify the exact Number Issuable, but rather shall specify the proportionate increase thereof if the Number Issuable was known on the date of the delivery of such notice. Promptly following the Redemption/Purchase Date (but in no event later than three (3) Business Days following the Redemption/Purchase Date), the Partnership shall notify the Holder of the Number Issuable as of the Redemption/Purchase Date, the Total Unit Number and the Total Common Unit Number (such notification to include reasonably detailed calculations of such numbers). For the avoidance of doubt, for purposes of calculating the Number Issuable as of the Redemption/Purchase Date, if any event or transaction (or events or transactions) shall have occurred prior to the Redemption/Purchase Date that required an adjustment to the Number Issuable pursuant to Section 2 hereof, then the Number Issuable as of the Redemption/Purchase Date shall be determined by taking into account such adjustment(s) and, if more than one such event or transaction shall have occurred, such determination shall be made by taking into account such events and/or transactions in the order in which such events and/or transactions shall have occurred.

(vii) Notwithstanding anything to the contrary contained in this Section 2(a), the Partnership shall be entitled to make such upward adjustments in the Number Issuable, in addition to those otherwise required by this Section 2(a), as the board of directors of the General Partner in its discretion shall determine to be advisable in order that any equity dividend, split, subdivision or combination of equity interests, distribution of rights or warrants to purchase equity interests or securities or distribution of securities convertible into or exchangeable for Common Units hereafter made by the Partnership to its equityholders shall not be taxable; provided, however, that any such adjustment shall treat all holders of Warrants with similar protections on an equal basis.

(viii) Notwithstanding anything to the contrary contained in this Section 2(a), (x) any adjustment to the Exercise Price or Number Issuable shall be void ab initio (and shall be of no force or effect) to the extent that such adjustment would result in a violation of law by the Partnership as a direct result of such adjustment, and (y) no adjustment to the Exercise Price pursuant to Section 2(a)(ii) or Section 2(a)(iii) shall be made to the extent such adjustment results in an Exercise Price being zero or a negative number (it being understood that any such adjustment to the Exercise Price pursuant to Section 2(a)(ii) or Section 2(a)(iii) that would otherwise result in the Exercise Price being zero or a negative number shall reduce the Exercise Price to $0.01).

(b) Reorganization, Reclassification, Consolidation, Merger or Sale of Assets. In case of any purchase, acquisition, capital reorganization or reclassification in which all of the outstanding Common Units are sold for cash and/or exchanged for other securities or assets (other than as a result of a split, subdivision or combination to which Section 2(a)(i) applies), or in case of any consolidation or merger of the Partnership with or into another Person (other than a consolidation or merger in which the Partnership is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Units), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Partnership, other than a sale/leaseback, mortgage or other similar financing transaction (any of the foregoing, a “Transaction”), the Partnership shall not effect any such Transaction, unless, at the Partnership’s option, either (A) the Partnership, or such successor Person or transferee of the Partnership, as the case may be, shall make appropriate provision by amendment of the Warrant Agreement or by the successor Person or transferee executing a replacement warrant agreement so that the Holder of each Warrant then outstanding shall have the right at any time after the consummation of such Transaction, upon exercise or conversion of such Warrant (in lieu of the number of Common Units theretofore deliverable) to receive, at the Exercise Price, the kind and amount of securities, cash and other property receivable upon such Transaction as would be received by a holder of the number of Common Units issuable upon exercise or conversion of the Warrant immediately prior to such Transaction assuming such holder of Common Units did not exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Transaction (provided that, if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each Common Unit in respect of which such rights of election shall not have been exercised (“nonelecting unit”), then for the purposes of this Section 2(b) the kind and amount of securities, cash and other property receivable upon such Transaction for each nonelecting unit shall be deemed to be the kind and amount so receivable per unit by a plurality of the nonelecting units), or (B) simultaneously with the consummation of such Transaction, the Partnership shall redeem the Warrants and pay to the Holder, upon surrender of each such Warrant to the Partnership (only if an original counterpart of this

Warrant Certificate is actually physically delivered to the Holder), in the same form of consideration as is received by holders of Common Units in such Transaction, an amount equal to the positive difference between (y) the Fair Market Value of the consideration that would be received upon such consummation by a holder of the number of Common Units deliverable (immediately prior to such consummation) upon exercise of such Warrants and (z) the aggregate Exercise Price therefor; provided, however, that in the event that the Transaction is an Affiliate Transaction and the consideration that would be received upon the consummation of such Affiliate Transaction by a holder of the number of Common Units issuable upon exercise or conversion of a Warrant immediately prior to such Affiliate Transaction (determined utilizing the assumptions set forth in subclause (A) of this Section 2(b)) is less than or equal to the Exercise Price, the Partnership shall not be permitted to redeem the Warrants pursuant to subclause (B) of this Section 2(b), but shall instead be entitled to elect to redeem the Warrants by paying the Holder the Black-Scholes Value of the Warrants in cash simultaneously with the consummation of such Affiliate Transaction. The provisions of this Section 2(b) similarly shall apply to successive Transactions. Any such amendment or agreement executed by the Partnership or the successor or transferee shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2. Nothing in this Section 2(b) shall have any effect on the exercise of any Warrants made prior to, or in connection with, any Transaction.

In the event that a redemption of Warrants pursuant to this Section 2(b) is consummated prior to the Redemption/Purchase Date, the Number Issuable shall be determined (including determining the Total Unit Number and the Total Common Unit Number for such purpose) as of immediately prior to the consummation of such Transaction. In furtherance of the foregoing, for purposes of making such determination, the Total Unit Number shall be calculated as of the date of such Transaction prior to giving effect to such Transaction.

Section 3. Notice of Certain Events. In case at any time or from time to time the Partnership shall declare any dividend or any other distribution to the holders of its Common Units, or shall authorize the granting to the holders of its Common Units of rights, options or warrants to subscribe for or purchase any additional equity interests of any class or any other right, or shall authorize the issuance or sale of any other equity interests or rights which would result in an adjustment to the Number Issuable, or shall commence an exchange offer or tender offer for Common Units, or there shall be any Transaction or any other transaction or event that shall require an adjustment to the Number Issuable and/or the Exercise Price, then, in any one or more of such cases, the Partnership shall mail (or e-mail) to the Holder at the Holder’s address as it appears on the transfer books of the Partnership, as promptly as practicable (but in any event no later than the date that is ten (10) Business Days prior to the earliest to occur of the record date, the effective date or the commencement date of any of the foregoing), a notice stating (a) the date on which a record is to be taken for the purpose of such dividend or grant of distribution, rights, options or warrants or, if a record is not to be taken, the date as of which the holders of the Common Units of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (b) the date of issuance of such equity interests or rights, (c) the date of the commencement of any such exchange offer or tender offer and the Offer Expiration Date, or (d) the date on which such Transaction (or any other transaction or event not described in any of clauses (a)-(c) that shall require an adjustment to the Number Issuable and/or the Exercise Price) is expected to become effective. Until such time that the Partnership publicly discloses the information that is the subject of any notice provided pursuant to this Section 3, the Holder shall keep (and shall cause its agents and Affiliates to keep) such notice and its contents confidential and shall not publicly disclose (and shall cause its agents and Affiliates not to publicly disclose) such notice or its contents to any person (provided that the Holder may disclose such notice and its contents to its agents, Affiliates and advisors for the purpose of seeking financial, legal or other advice reasonably related to such notice and its contents, and the Holder and its agents, Affiliates and advisors may disclose such notice and its contents as may be required by law, regulation or court order). In case of any event described in Section 2(b), such notice also shall specify the date as of which it is expected that the holders of the Common Units of record shall be entitled to exchange their Common Units for equity interests or other securities or property or cash deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance.

Section 4. Authorized Units. The Partnership covenants and agrees that all Common Units which may be issued upon the exercise of the Warrants evidenced hereby will be duly authorized, validly issued and fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act) upon issuance and will be free and clear of all liens and will not be subject to any pre-emptive or similar rights.

Section 5. Registered Holder. The person in whose name this Warrant Certificate is registered shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes. The Holder of this Warrant Certificate, in its capacity as such, shall not be entitled to any rights whatsoever as a holder of Common Units, except as herein provided or as provided in the Partnership Agreement.

Section 6. Certain Transfer and Exercise Provisions.

(a) Transfer Provisions. Any transfer of the rights represented by this Warrant Certificate shall be effected by (i) only if an original counterpart of this Warrant Certificate is actually physically delivered to the Holder, the surrender of this Warrant Certificate, and (ii) delivery of the form of assignment attached hereto as Exhibit A, properly completed and executed by the Holder hereof, at the registered office of the Partnership as set forth in Section 12, subject to the restrictions below. Thereupon, the Partnership shall issue in the name or names specified by the Holder hereof and, in the event of a partial transfer, in the name of the Holder hereof, a new warrant certificate or certificates evidencing the right to purchase such number of Common Units as shall be equal to the then applicable Number Issuable.

(b) Legends. If applicable, the Common Units shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH

SAID ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR SUCH OFFER, SALE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER SUCH ACT AND ANY OTHER APPLICABLE STATE SECURITIES LAWS.

(c) Transfer Restrictions. Before any proposed sale, pledge, or transfer of any of the Warrants evidenced by this Warrant Certificate or any Common Units issuable upon exercise of any of the Warrants evidenced by this Warrant Certificate, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or unless the securities are not restricted securities (as defined in Rule 144(a)(3) of the Securities Act), the Holder shall give notice to the Partnership of the Holder’s intention to effect such sale, pledge, or other transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and the Holder must deliver evidence reasonably satisfactory to counsel to the Partnership to the effect that the proposed sale, pledge, or transfer of the restricted securities (as defined in Rule 144(a)(3) of the Securities Act) may be effected without registration under the Securities Act (a certificate in the form of Exhibit B hereto being deemed to be satisfactory) and, if requested by the Partnership, an opinion of counsel reasonably satisfactory to the Partnership and its counsel that such disposition is exempt from the registration and prospectus delivery requirements of the Securities Act (an opinion in the form of Exhibit C hereto being deemed to be satisfactory), whereupon the Holder shall be entitled to sell, pledge, or transfer the securities in accordance with the terms of the notice given by the Holder to the Partnership; provided, however, that the Partnership shall pay or reimburse the Holder for any costs or expenses reasonably incurred by the Holder in obtaining any such opinion (up to a maximum amount $1,000 per opinion). The Partnership will not require such evidence in any transaction in which Holder distributes the Warrant or Common Units to an affiliate of such Holder for no consideration. Each certificate evidencing the restricted securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 under the Securities Act, the appropriate restrictive legend set forth above to the extent applicable.

Section 7. Denominations. The Partnership covenants that it will, at its expense, promptly upon surrender of this Warrant Certificate at the registered office of the Partnership as set forth in Section 12, execute and deliver to the Holder a new warrant certificate or certificates in denominations specified by the Holder for an aggregate number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

Section 8. Replacement of Warrants. Upon receipt of evidence satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Partnership and the Transfer Agent, or, in the case of mutilation, upon surrender and cancellation thereof, the Partnership will issue a new warrant certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

Section 9. Governing Law. THIS WARRANT CERTIFICATE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 10. Rights Inure to Registered Holder. The Warrants evidenced by this Warrant Certificate will inure to the benefit of and be binding upon the Holder and the Partnership and their respective successors and permitted assigns. Nothing in this Warrant Certificate shall be construed to give to any Person other than the Partnership and the Holder any legal or equitable right, remedy or claim under this Warrant Certificate, and this Warrant Certificate shall be for the sole and exclusive benefit of the Partnership and such Holder. Nothing in this Warrant Certificate shall be construed to give the Holder any rights as a holder of Common Units until such time, if any, as the Warrants evidenced by this Warrant Certificate are exercised in accordance with the provisions hereof, except as herein provided and as provided in the Partnership Agreement.

Section 11. Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Affiliate Transaction” means (a) any Transaction where, prior to the consummation of the Transaction, Persons that are Affiliates of the Partnership immediately prior to the Transaction either own or have an arrangement or understanding with any party to the Transaction or any such party’s Affiliates that provides such Affiliates of the Partnership with the right or opportunity to own, after the consummation of the Transaction (other than an arrangement or understanding that is made available to all holders of Common Units), directly or indirectly, 20% or more of the total voting power of the securities of, or 20% or more of the total economic interests in, the succeeding, acquiring, resulting or transferee Person, or (b) any Transaction where Persons that are Affiliates of the Partnership immediately prior to the consummation of such Transaction own, directly or indirectly, a majority of the total voting power of the securities of, or a majority of the total economic interests in, the succeeding, acquiring, resulting or transferee Person after giving effect to such Transaction. For purposes of this definition, an Affiliate of the Partnership shall include any trust or other entity that is formed or established for the benefit of any family members of an Affiliate of the Partnership.

“Black-Scholes Value” means, as of the date the Partnership elects to redeem the Warrants in connection with an Affiliate Transaction pursuant to the last proviso of Section 2(b), the value of the Warrants, as reasonably determined by the board of directors of the General Partner in good faith, calculated using the Black-Scholes method for valuing options with the following inputs: (a) volatility shall be 50%, (b) the risk free rate shall be the then current effective U.S. Federal government interest rate for a bond or note with a remaining time to maturity equal to the amount of time remaining in the Exercise Period as of such date, (c) the exercise price shall be the Exercise Price, (d) the term of the Warrants shall be the amount of time remaining in the Exercise Period as of such date and (e) the underlying security price for purposes of the Black-Scholes calculation shall be the greater of (i) the daily volume-weighted average price of a Common Unit for the thirty (30) consecutive trading days immediately prior to the Affiliate Transaction and (ii) the value of the consideration received in respect of each outstanding Common Unit pursuant to the Affiliate Transaction.

“Business Day” means any day other than a Saturday, Sunday or other day on which the NYSE is authorized or required by law or executive order to close.

“Cashless Exercise” has the meaning given it in Section 1.

“Common Units” means the limited partnership interests in the Partnership defined as “Common Units” under and pursuant to the Partnership Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Delaware LP Act” has the meaning given it in the first paragraph hereof.

“Distribution” has the meaning given it in Section 2(a)(ii).

“DTC” has the meaning given it in Section 1.

“Ex-Dividend Date” has the meaning given it in Section 2(a)(iv).

“Exchangeable PIK Note” means any exchangeable PIK note issued by Foresight Energy LLC, a Delaware limited liability company, and Foresight Energy Finance Corporation, a Delaware corporation, pursuant to the Exchangeable PIK Note Indenture.

“Exchangeable PIK Note Indenture” means that certain Indenture, dated as of August 30, 2016, by and among Foresight Energy LLC, a Delaware limited liability company, Foresight Energy Finance Corporation, a Delaware corporation, the guarantors party thereto, and the trustee, notes administrator and exchange agent named therein, as amended, supplemented or otherwise modified from time to time.

“Excess Tender Amount” has the meaning given it in Section 2(a)(iii).

“Exercise Price” has the meaning given it in the first paragraph hereof.

“Exercise Period” has the meaning given it in Section 1.

“Fair Market Value” means (a) in the case of cash, the amount of such cash, (b) in the case of a security, the Market Price of such security, and (c) in the case of any assets or property (other than cash or securities), the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, for such assets or property in an arm’s-length transaction but in all events without application of any minority, illiquidity, transfer or voting restriction, or similar discounts or reductions, as reasonably determined in good faith by the board of directors of the General Partner.

“General Partner” means Foresight Energy GP LLC, the general partner of the Partnership, and any successor general partner of the Partnership.

“Holder” has the meaning given it in the first paragraph hereof.

“Issue Date” means August 30, 2016.

“Market Price” of each Common Unit or any other securities means, on any date specified herein: (a) if the Common Units or such securities are then listed or admitted to trading on any national securities exchange, the average of the high and low trading prices of the Common Units or such other securities on such date as reported by such national securities exchange; (b) if the Common Units or such other securities are not then listed or admitted to trading on any national securities exchange but are designated as a national market system security, the average of the high and low sale prices of the Common Units or such other securities on such date; (c) if there shall have been no trading on such date or if the Common Units or such other securities are not so designated, the average of the last quoted bid and asked prices per Common Unit or per such other security in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar quotation reporting organization; or (d) if none of (a), (b) or (c) is applicable, the Fair Market Value of each Common Unit or such other security reasonably determined in good faith by the board of directors of the General Partner.

“Murray” means Murray Energy Corporation, an Ohio corporation.

“nonelecting unit” has the meaning given it in Section 2(b).

“Note Redemption” has the meaning given it in the Exchangeable PIK Note Indenture.

“Number Issuable” means the quotient obtained by dividing (a) the Total Common Unit Number by (b) 516,875, subject to adjustment in Section 2.

“NYSE” means the New York Stock Exchange, Inc.

“Offer Expiration Date” has the meaning given it in Section 2(a)(iii).

“Partnership” has the meaning given it in the first paragraph hereof.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 23, 2014, by and among the partners of the Partnership, as amended, supplemented or otherwise modified from time to time.

“Partnership Units” means, collectively, the Common Units and the Subordinated Units.

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Redemption/Purchase Date” means the date on which the Note Redemption has been consummated.

“Reserves” means Foresight Reserves, LP, a Nevada limited partnership.

“Subordinated Units” means the limited partnership interests in the Partnership defined as “Subordinated Units” under and pursuant to the Partnership Agreement.

“Total Common Unit Number” means the number equal to the quotient obtained by dividing (a) the product of (i) the Total Unit Number and (ii) .045, by (b) .955.

“Total Unit Number” means, as of the Redemption/Purchase Date, the sum (without duplication) of: (a) the total number of issued and outstanding Partnership Units as of such date after giving effect to the consummation of the Note Redemption, (b) all Partnership Units that are issued or issuable in connection with the Note Redemption (including any (x) Partnership Units issued or issuable in connection with any financing transaction consummated by, or any investment made in, the Partnership or any of its subsidiaries in connection with the Note Redemption, but excluding any Partnership Units issued in a rights offering made to the holders of Partnership Units (other than Reserves, Michael J. Beyer or Murray or any of their respective Affiliates) in connection therewith, and (y) Partnership Units issued or issuable to Reserves (or any of its nominees, assignees or designees) pursuant to any contract or other arrangement to provide Reserves (or any of its nominees, assignees or designees) with a minimum amount or percentage of the Common Units that are outstanding after giving effect to the consummation of the Note Redemption), (c) all Partnership Units that are issuable upon the full conversion, exchange or exercise of any option, warrant, indebtedness or security issued, issuable, incurred or that may be incurred in connection with the Note Redemption (including any option, warrant, indebtedness or security issued, issuable, incurred or that may be incurred in connection with any financing transaction consummated by, or any investment made in, the Partnership or any of its subsidiaries in connection with the Note Redemption), assuming the maximum amount of Partnership Units are issued in connection with any such conversion, exchange or exercise, and (d) in the event that the Note Redemption is consummated by, either in whole or in part, the acquisition of Exchangeable PIK Notes by Murray, an Affiliate of Murray or a group of Persons which includes Murray or any of its Affiliates, the total number of Common Units that are issued or issuable upon exchange of all Exchangeable PIK Notes that exchange for Common Units in connection with the Note Redemption (including any Exchangeable PIK Notes held by Reserves that are exchanged for Common Units in connection with the Note Redemption) (such exchange to be determined based on the terms of the Exchangeable PIK Note Indenture as in effect immediately prior to the Redemption/Purchase Date (but after giving effect to any adjustment to the exchange price of the Exchangeable PIK Notes made upon the occurrence of a Note Redemption, as described therein)).

“Transaction” has the meaning given it in Section 2(b).

“Transfer” means any voluntary or involuntary attempt to sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Warrants, or the consummation of any such transaction, or taking a pledge of, any of the Warrants; provided, however, that a transaction that is a pledge shall not be deemed to be a Transfer, but a foreclosure pursuant thereto shall be deemed to be a Transfer. The term “Transferred” shall have a correlative meaning.

“Transfer Agent” has the meaning given it in Section 1.

“Warrant Agreement” means that certain Warrant Agreement, dated as of August 30, 2016, between the Partnership and American Stock Transfer & Trust Company, LLC.

“Warrants” have the meaning given it in the first paragraph hereof.

“Warrant Certificate” has the meaning given it in the first paragraph hereof.

“Warrant Exercise Documentation” has the meaning given it in Section 1.

Section 12. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by electronic mail (“e-mail”) (except when made to the Partnership), registered or certified first-class mail, return receipt requested, courier services or personal delivery, (a) if to the Holder, at the Holder’s last known address (including e-mail address) appearing on the transfer books of the Partnership or the Partnership’s warrant agent; and (b) if to the Partnership, at its registered office located at 211 North Broadway, Suite 2600, Saint Louis, MO 63102, Attention: General Counsel; or such other address as shall have been furnished to the party giving or making such notice, demand or other communication. All such notices and communications shall be deemed to have been duly given or received: when delivered by hand, if personally delivered; when sent by e-mail, if delivered by e-mail transmission; one Business Day following the date delivered to a courier with overnight delivery requested, if delivered by a recognized commercial overnight courier service guaranteeing next Business Day delivery; and three Business Days after being deposited in the mail, postage prepaid, if mailed.

Section 13. Listing on Exchange. If at any time the Common Units shall be listed on any national securities exchange or automated quotation system, the Partnership shall use its commercially reasonable efforts to cause to be listed, and keep listed (so long as the Common Units shall be so listed on such exchange or automated quotation system) any Common Units issuable upon exercise of the Warrants.

Section 14. Determination of Fungibility. By execution of this Warrant Certificate and/or the Warrant Agreement on behalf of the Partnership in its capacity as general partner of the Partnership, the General Partner hereby agrees to reasonably determine in good faith whether the Warrant Securities have like intrinsic economic and United States federal income tax characteristics, in all material respect, to the intrinsic economic and United States federal income tax characteristics of the Common Units then held through DTC. Such determination shall be made by the General Partner promptly following the exercise of any Warrants and from time to time promptly following the request for such determination by the Holder.

IN WITNESS WHEREOF, the Partnership has caused this Warrant Certificate to be duly executed as of the Issue Date.

FORESIGHT ENERGY LP
By: Foresight Energy GP, LLC, its general partner

By:
Name:
Title:

[Warrant Certificate Signature Page]

Exhibit A

[Form of Assignment Form]

[To be executed upon assignment of Warrants]

The undersigned hereby assigns and transfers this Warrant Certificate to                      whose Social Security Number or Tax ID Number is                      and whose record address is                                          , and irrevocably appoints                      as agent to transfer this security on the books of the Partnership. Such agent may substitute another to act for such agent.

Signature:

Signature Guarantee:

Date:

Exhibit B1

Form of Back-Up Certificate

[Name and Address of Recipient]

Attn: [                    ]

Ladies and Gentlemen:

The undersigned proposes to sell [            ] warrants (“Warrants”) to purchase common units of Foresight Energy LP, a Delaware limited partnership (the “Partnership”), pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”). In connection with the sale of the Warrants, the undersigned represents and warrants to you as follows:

1.	The Warrants are “restricted securities,” as that term is used in Rule 144(a)(3) and the undersigned acquired and fully paid for the Warrants on [ ].

2.	The undersigned is not now, and has not been during the preceding three months, an officer, director, or more than 10% unitholder of the Partnership or in any other way an “affiliate” of the Partnership (as that term is defined in Rule 144(a)(1)).

3.	The undersigned has been the beneficial owner of the Warrants for a period of at least [six (6) months][2] [one (1) year][3] as computed in accordance with Rule 144(d). The undersigned as described on Schedule 1 the transactions that permit “tacking” of the undersigned’s holding period to a date earlier than the date referred to in paragraph 1 above.

4.	[To the best of the undersigned’s knowledge, the Partnership has complied with the reporting requirements of Rule 144(c)(1).][4]

5.	To the best of the undersigned’s knowledge, the Partnership [is not and has never been a “shell company”][5] [has satisfied the requirements of Rule 144(i)(2), applicable to former “shell companies”][6] (as that term is defined in Rule 144(i)(1)(i)-(ii)).

[1]	Note to Draft: This certificate is intended to be used by a seller of Warrants that is not an “affiliate” (as defined under Rule 144(a)(1)) of the Partnership. If the seller is an affiliate of the Partnership, appropriate changes will need to be made to this certificate.
[2]	Note to Draft: Bracketed text to be used if the Partnership is, and has been for a period of at least 90 days immediately before the sale of the Warrants, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act of 1934, as amended.
[3]	Note to Draft: Bracketed text to be used if the Partnership is not, or has not been for a period of at least 90 days immediately before the sale of the Warrants, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act of 1934, as amended.
[4]	Note to Draft: Bracketed text to be used if the Partnership is, and has been for a period of at least 90 days immediately before the sale of the Warrants, subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act of 1934, as amended.
[5]	Note to Draft: Bracketed text to be used if the Partnership has never been a shell company.
[6]	Note to Draft: Bracketed text to be used if the Partnership has previously been a shell company and has satisfied the requirements of Rule 144(i)(2).

6.	This transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act of 1933, as amended.

7.	The undersigned has read Rule 144 and is familiar with it.

8.	The undersigned is not aware of any material, non-public information about the Partnership.

9.	The undersigned understands that you are relying upon the representations contained in this letter.

Very truly yours,

By:
Name:
Title:

Exhibit C

Form of Legal Opinion

[Name and Address of Recipient]

Attn: [            ]

Ladies and Gentlemen:

We are counsel to [                    ] (“Seller”), and have recently received a communication relating to the proposed transfer of an aggregate of [            ] warrants (the “Warrants”) to purchase common units of Foresight Energy LP, a Delaware limited partnership (the “Partnership”). We understand that all such Warrants are restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinion hereinafter expressed, we have relied upon the representations of Seller contained in its certification to us as of the date hereof. In addition, we have assumed, without any independent investigation, the truth, accuracy and completeness of the Partnership’s filings with the United States Securities and Exchange Commission filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, we are of the opinion that the transfer of the Warrants from Seller to the transferee is exempt from the registration requirements of the Securities Act.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York and the federal laws of the United States of America.

We are furnishing this letter to you solely for your benefit in connection with the transfer of the Warrants. This letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law or a change in any fact arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

Exhibit B

Warrant Agent Fee Proposal